EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the use in this Form S-1 Registration Statement Under The Securities Act of 1933 of our report dated March 31, 2009 included in Plastinum Polymer Technologies Corp.’s Annual Report for the years ended December 31, 2008 and 2007 and for the period April 7, 2003 (date of inception as a development stage enterprise) to December 31, 2008, relating to the financial statements of Plastinum Polymer Technologies Corp., which appear in such Registration Statement and related Prospectus for the registration of 7,772,728 shares of its common stock.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ RBSM LLP
RBSM LLP

New York, New York
May 5, 2009